UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2011
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NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 1000 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant’s telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On March 24, 2011, NII Capital Corp. (the “Issuer”), a wholly owned subsidiary of NII Holdings, Inc. (“NII Holdings”), entered into an Underwriting Agreement under which it agreed to sell $750 million aggregate principal amount of its 7.625% Senior Notes due 2021 (the “Notes”) to Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated (the “Underwriters”). As contemplated by the Underwriting Agreement, on March 29, 2011, the Issuer issued the Notes pursuant to an indenture, dated as of March 29, 2011 (the “Indenture”), among the Issuer, NII Holdings, certain of its wholly owned United States subsidiaries, as guarantors (the “Guarantors”), and Wilmington Trust Company, as trustee. The net proceeds from the offering, after deducting the Underwriters’ discounts and commissions and the estimated offering expenses payable by the Issuer, are expected to be approximately $736.1 million.

     The Notes will mature on April 1, 2021 and will bear interest at a rate of 7.625% per annum. Interest accrues beginning March 29, 2011 and is payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2011.

     The obligations under the Notes are fully and unconditionally guaranteed on a senior unsecured basis by NII Holdings and the other Guarantors. The Notes will rank equally in right of payment with all of the Issuer’s, NII Holdings’ and the other Guarantors’ existing and future senior unsecured debt and prior to all of the Issuer’s, NII Holdings’ and the other Guarantors’ subordinated debt, if any.

     The Issuer may redeem the Notes, in whole or in part, at any time on or after April 1, 2016 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest. Prior to April 1, 2016, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest as described in the Indenture.

     Prior to April 1, 2014, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds from specified equity offerings by NII Holdings at a redemption price of 107.625% of their principal amount, plus accrued and unpaid interest. The Issuer may, however, only make such redemption if, after any such redemption, at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding.

     If a Change of Control (as defined in the Indenture) of NII Holdings occurs, each holder of Notes may require the Issuer to repurchase all of the holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest.

     The Indenture contains covenants that, among other things, limit the ability of NII Holdings and its restricted subsidiaries, including the Issuer, to:

•	incur additional indebtedness and issue preferred stock;
•	create liens or other encumbrances;
•	place limitations on distributions from restricted subsidiaries;
•	pay dividends, acquire shares of capital stock or make investments;

•	prepay subordinated indebtedness or make other restricted payments;
•	issue or sell capital stock of restricted subsidiaries;
•	issue guarantees;
•	sell or exchange assets;
•	enter into transactions with affiliates; and
•	merge or consolidate with another entity.

These covenants are subject to a number of important limitations and exceptions.

     The Indenture provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs or is continuing, the trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

  The descriptions of the Underwriting Agreement and the Indenture contained in this report are qualified in their entirety by reference to the complete text of the Underwriting Agreement and the Indenture, copies of which are filed as Exhibits 10.1 and 4.1, respectively, to this report and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1
Indenture, dated March 29, 2011, among NII Capital Corp., NII Holdings, Inc.,  Nextel International (Services), Ltd., NII Funding Corp., NII Aviation, Inc., NII Global Holdings, Inc. and Wilmington Trust Company.

10.1
Underwriting Agreement, dated March 24, 2011, among NII Capital Corp., NII Holdings, Inc., Nextel International (Services), Ltd., NII Funding Corp., NII Aviation, Inc., NII Global Holdings, Inc., Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
(Registrant)

Dated: March 29, 2011	By:	/s/ Shana C. Smith
Shana C. Smith
Corporate Counsel, Securities and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1
Indenture, dated March 29, 2011, among NII Capital Corp., NII Holdings, Inc.,  Nextel International (Services), Ltd., NII Funding Corp., NII Aviation, Inc., NII Global Holdings, Inc. and Wilmington Trust Company.

10.1
Underwriting Agreement, dated March 24, 2011, among NII Capital Corp., NII Holdings, Inc., Nextel International (Services), Ltd., NII Funding Corp., NII Aviation, Inc., NII Global Holdings, Inc., Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated.